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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         (Amendment No. _____________)*

                                 MIM Corporation
            ---------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
           -----------------------------------------------------------
                         (Title of Class of Securities)


                                    553044108
           ----------------------------------------------------------
                                 (CUSIP Number)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.:553044108
          ------------------------------

(1)      NAME OF REPORTING PERSON:  Michael R. Erlenbach

         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:

--------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (a)       [ ]

                                                                 (b)       [ ]

(3)      SEC USE ONLY

--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

         United States
--------------------------------------------------------------------------------

         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

                  (5)      SOLE VOTING POWER:

                           2,050,713
                           -----------------------------------------------------

                  (6)      SHARED VOTING POWER:

                           0
                           -----------------------------------------------------

                  (7)      SOLE DISPOSITIVE POWER:

                           1,725,744
                           -----------------------------------------------------

                  (8)      SHARED DISPOSITIVE POWER:

                           324,969 *
                           -----------------------------------------------------

         * These shares are pledged to the issuer to secure contingent obligations of the reporting person pursuant to an indemnification agreement entered into by and among the issuer, the reporting person and other persons in connection with the merger of the issuer and Continental Managed Pharmacy Services, Inc.

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         2,050,713
         -----------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

         11.65%

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         -----------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON:

         IN
         -----------------------------------------------------------------------


                               (end of cover page)


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ITEM 1(a)                  NAME OF ISSUER:  MIM Corporation

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           One Blue Hill Plaza, 15th Floor
                           Pearl River, New York  10965

ITEM 2(a)                  NAME OF PERSON FILING:

                           Michael R. Erlenbach

ITEM 2(b)                  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

                           6438 Huntington
                           Solon, Ohio 44139

ITEM 2(c)                  CITIZENSHIP:

                           United States

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock

ITEM 2(e)                  CUSIP NUMBER:

                           553044108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(B) OR 240.13d-2(B) OR (C), CHECK WHETHER
                           THE PERSON FILING IS A:

         (a)      [ ]      BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                           ACT.

         (b)      [ ]      BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT.

         (c)      [ ]      INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF
                           THE ACT.

         (d)      [ ]      INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                           INVESTMENT COMPANY ACT OF 1940.

         (e)      [ ]      AN INVESTMENT ADVISER IN ACCORDANCE WITH SECTION
                           240.13d-1(b)(1)(ii)(E).

         (f)      [ ]      AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                           ACCORDANCE WITH SECTION 240.13d-1(b)(1)(ii)(F).

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         (g)      [ ]      A PARENT HOLDING COMPANY OR CONTROL PERSION, IN
                           ACCORDANCE WITH SECTION 240.13d-1(b)(1)(ii)(G).

         (h)      [ ]      A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF
                           THE FEDERAL DEPOSIT INSURANCE ACT.

         (i)      [ ]      A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINTION OF
                           AN INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE
                           INVESTMENT COMPANY ACT OF 1940.

         (j)      [ ]      GROUP, IN ACCORDANCE WITH SECTION
                           240.13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(c), CHECK THIS
         BOX.     [X]

ITEM 4.              OWNERSHIP.

                     (a) AMOUNT BENEFICIALLY OWNED: See Item 9 of cover page.

                     (b)      PERCENT OF CLASS:  See Item 11 of cover page.

                     (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                              (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                       See Item 5 of cover page.

                              (ii)     SHARED POWER TO VOTE OR TO DIRECT THE
                                       VOTE:

                                       See Item 6 of cover page.

                              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                       See Item 7 of cover page.

                              (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                       See Item 8 of cover page.

ITEM 5.              OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

                     Not Applicable.

ITEM 6.              OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable.
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ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable.

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable.

ITEM 10.             CERTIFICATION.

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                     SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         Date: September 3, 1998


                                         /s/ Michael R. Erlenbach*
                                         ---------------------------------------
                                         Signature


                                         Michael R. Erlenbach
                                         ---------------------------------------
                                         Name


                                         *By: /s/ Glenn E. Morrical
                                             -----------------------------------
                                         Attorney-in-Fact
                                         Pursuant to power of attorney filed
                                         herewith


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                                  EXHIBIT INDEX
                                  -------------


Number            Description of Document
------            -----------------------


Exhibit 99        Power of Attorney